Exhibit 5.1
June 23, 2009
Omeros Corporation
1420 Fifth Avenue, Suite 2600
Seattle, Washington 98101
RE: REGISTRATION STATEMENT ON FORM S-1
Ladies and Gentlemen:
     We are acting as counsel to Omeros Corporation, a Washington corporation (the “Company”), in connection with the registration of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to a Registration Statement on Form S-1 (Registration No. 333-148572), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.
     As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company, and when issued, delivered and paid for in accordance with the terms of the underwriting agreement referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be, validly issued, fully paid and nonassessable under the Washington Business Corporation Act.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.